Exhibit 99.1

FOR IMMEDIATE RELEASE

Lear Contacts:
Mel Stephens
(248) 447-1624

John Trythall
(248) 447- 4336

Lear Declares Quarterly Cash Dividend

SOUTHFIELD, Michigan, May 19, 2016 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical systems, today announced that its Board of Directors has declared a quarterly cash dividend of $0.30 per share on the Company’s common stock. The dividend is payable on June 30, 2016 to shareholders of record at the close of business on June 10, 2016.

Lear Corporation (NYSE: LEA) is one of the world’s leading suppliers of automotive seating and electrical distribution systems. Lear serves every major automaker in the world, and Lear content can be found on more than 350 vehicle nameplates. Lear’s world-class products are designed, engineered and manufactured by a diverse team of approximately 136,000 employees located in 36 countries. Lear currently ranks #174 on the Fortune 500. Lear’s headquarters are in Southfield, Michigan. Further information about Lear is available at http://www.lear.com or follow us on Twitter @LearCorporation.

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